UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934.

December 22, 2005
Date of Report (Date of Earliest Event Reported)

DNAPrint genomics, Inc.
(Exact name of Registrant as specified in charter)

Commission File Number: 0-31905

 Utah         59-2780520
(State of Incorporation)      (I.R.S. Employer I.D. No)

900 Cocoanut Avenue, Sarasota, FL 34236
(Address of Principal Executive Offices)

(941) 366-3400
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 22, 2005, the Registrant issued to Dutchess Private Equities Fund II, L.P. (“Dutchess”) a promissory note (the “Note”) in the amount of $1,380,000 for a purchase price of $1,150,000.

As previously reported, on September 28, 2004, the Registrant entered into an Investment Agreement (the “Investment Agreement”) with Dutchess, pursuant to which Dutchess has committed to purchase common stock of the Registrant up to an aggregate purchase price of $35 million over a two year period. The Dutchess Agreement provides that the Registrant from time to time may deliver a put notice to Dutchess, and Dutchess is obliged to purchase the dollar amount of common stock set forth in the notice.

The Note is due and payable in full on December 15, 2006. Other than the discount inherent in its purchase price, the Note is noninterest-bearing. The Note will be repaid using 100% of the proceeds of each put notice delivered by the Registrant to Dutchess under the Investment Agreement. The Note is also secured by a security interest in substantially all of the Registrant’s assets pursuant to a Security Agreement with Dutchess.

In connection with the Note, the Registrant also paid Dutchess a facility fee of $65,000 and issued to Dutchess a non-interest bearing convertible debenture in the amount of $330,000 payable on December 15, 2010. The shares of common stock underlying the debenture carry piggyback registration rights. The debenture may be converted at Dutchess’s option at a conversion price equal to the lesser of 75% of the lowest closing bid price during the 15 trading days prior to the conversion date or $0.022.

Item 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DNAPrint genomics, Inc.

By: /s/ Richard Gabriel
Richard Gabriel, President